Exhibit 99.1

Innovex Provides Update for Fiscal 2009 Third Quarter

PLYMOUTH, Minn.--(BUSINESS WIRE)--June 18, 2009--Innovex (Pink Sheets:INVX) today provided the following updates regarding its debt restructuring initiatives and operating performance for its fiscal 2009 third quarter.

Further to the Company’s previous announcement made on May 7, 2009, regarding the Thai banking partners’ indication of their continued support in restructuring the existing debt, both banking partners, Bank of Ayudhya Public Company Limited (BAY) and TMB Bank Public Company Limited (TMB), have requested that the Company appoint a financial advisor to assist in the debt restructuring process. In addition, BAY has provided formal extensions for the scheduled repayments of approximately $13.0 million due under the Company’s short term working capital facility to July 31, 2009. However, TMB did not provide similar extensions under the Company’s short term working capital facility for the scheduled repayments of approximately $13.5 million, which were originally due during the June 2009 quarter. Furthermore, BAY and TMB also did not provide formal extensions on the scheduled repayments due under the Company’s long term loan facility of approximately $1.2 million, which were originally due during the June 2009 quarter.

Innovex has appointed PricewaterhouseCoopers FAS Limited to act as the Company’s financial advisor, to provide assistance in restructuring the Company’s existing debt and to explore additional capital structure alternatives.

Although the Company is delinquent with the repayments required under the long term loan facility with both banks as well as the short term working facility under TMB, formal written notification of default has not occurred, and both BAY and TMB have indicated that they would not take actions to demand any immediate payment of the obligations under the bank facilities or apply any foreclosure process until the debt restructuring process is completed and resolved by the end of September, 2009.

Although verbal assurance has been provided, without formal written extensions from both banks for all overdue and projected to be overdue obligations there can be no assurance that one or both of the banks will not declare default and demand immediate payment.

The Company continues to work diligently to grow its business, enhance the organization and management team to improve efficiency. The Company expects to generate sequential revenue growth in the fiscal 2009 third quarter when compared to the fiscal 2009 second quarter. In addition, the Company continues to pursue new customers in the smartcards, ePC and healthcare industries.

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, the Company’s ability to qualify and ramp for new products, fluctuations in financial results, continued cash availability under Company credit facilities, ability to restructure the Company’s credit facilities and obtain short term working capital facility, fluctuations in currency rates and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

CONTACT:
Innovex, Inc.
Randy Acres, CFO, 763-383-4037
Internet: http://www.innovexinc.com